UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 17, 2006
Dana Corporation
(Exact name of registrant as specified in its charter)

Virginia	1-1063	34-4361040

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4500 Dorr Street, Toledo, Ohio		43615

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (419) 535-4500
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
Signatures

Item 8.01. Other Events.
     (a) Sale of Trailer Axle Assets — As previously reported, Dana Corporation (Dana) and two affiliates have entered into asset purchase agreements with Hendrickson USA, L.L.C. and its affiliates for the sale of Dana’s trailer axle manufacturing business. The agreements provide for the buyers to acquire certain assets located in Lugoff, South Carolina; Barrie, Ontario, Canada; and Wuxi, China that are used to manufacture heavy-duty trailer axles and suspensions. Since the previous report, the parties have renegotiated the purchase price for the assets and on October 17, 2006, the parties amended the asset purchase agreements to reduce the aggregate cash purchase price from approximately $38 million to approximately $33 million. The transactions remain subject to the approval of the United States Bankruptcy Court for the Southern District of New York, which has jurisdiction over Dana’s bankruptcy case, In re Dana Corporation, et al., Case No. 06-10354 (BRL). The Bankruptcy Court will provide an opportunity for competitive bids on the trailer axle assets before the sale is approved. While there can be no assurances, Dana now expects that closing of the sale may occur in the first quarter of 2007, rather than in the fourth quarter of 2006.
     (b) DCC Noteholders Litigation — As previously reported, two noteholders, Great-West Life & Annuity Insurance Company and Great-West Life Assurance Company, commenced a lawsuit against Dana Credit Corporation (DCC), a wholly owned subsidiary of Dana, in the United States District Court, Northern District of Illinois for nonpayment of principal and accrued interest on notes issued by DCC which were due in April 2006. The District Court has ruled in favor of the plaintiffs and on October 23, 2006, a judgment was entered against DCC in the amount of $7,246,050 plus interest. DCC is reviewing its options with respect to the judgment.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dana Corporation (Registrant)
Date: October 23, 2006	By:	/s/ Michael L. DeBacker
Michael L. DeBacker
Vice President, General Counsel and Secretary

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